[LOGO OF MFS](SM)
                            INVESTMENT MANAGEMENT(R)

                            MFS INVESTMENT MANAGEMENT
              500 Boylston Street, Boston, Massachusetts 02116-3741
                                  617-954-5000

                                                            September 29, 2008

Kerry A. Jung
CUNA Mutual Insurance Society
5910 Mineral Point Road
Madison, Wisconsin 53705

Re:     MFS Variable Insurance Trust (the "Trust") - Administrative Services
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Dear Ms. Jung:

         The purpose of this letter is to confirm certain financial arrangements between Massachusetts Financial Services Company ("MFS"), the investment adviser to the Trust, and CUNA Mutual Insurance Society (formerly CUNA Mutual Life Insurance Company) (the "Company") in connection with the investment by the Company in the Trust. Effective October 1, 2008, MFS or its affiliates will quarterly reimburse the Company of certain of the administrative costs and expenses incurred by the Company as a result of operations necessitated by the beneficial ownership by Policy owners of shares of the Portfolios of the Trust, equal to, on an annualized basis, to 0.20% of the net assets of the Trust attributable to variable life or variable annuity contracts offered by the Company or its affiliates. In no event shall such fee be paid by the Trust, its shareholders or by the Policy holders. This letter supersedes the previous administrative fee letter dated February 4, 2000.

         Please confirm your understanding of this arrangement by having the enclosed duplicate copy of this letter signed where indicated below by an appropriate officer of the Company and return this duplicate copy to me.

                                           Very truly yours,

                                           MASSACHUSETTS FINANCIAL
                                           SERVICES COMPANY

                                           /s/ Robert J. Manning
                                           ----------------------------
                                           Robert J. Manning
                                           President

CUNA MUTUAL INSURANCE SOCIETY

By:      /s/ Steven R. Suleski
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Name:    Steven R. Suleski
Title:   Vice President